Exhibit 99.1

April 20, 2005

Dear Shareholders:

By any measure, 2004 was a very significant year for Metretek Technologies, Inc. and its shareholders. During the year we accomplished two major objectives:

•	We raised approximately $11 million of common stock equity to finance our growth and to redeem our outstanding preferred stock. This successful financing satisfied a major capital commitment and provided capital resources for our future.

•	We exited the contract manufacturing business in Melbourne, Florida. Not only did this action eliminate a major source of losses for us, it helped us to focus our attention on our successful core businesses.

As 2004 came to an end, we had a healthy balance sheet, a strong earnings outlook for 2005, accelerating growth opportunities in our four-year old PowerSecure subsidiary, new growth potential at our Metretek, Incorporated subsidiary in Melbourne, Florida and the continued stable and growing foundation at Southern Flow in Lafayette, Louisiana.

PowerSecure

In 2004, PowerSecure emerged as a leader in the distributed generation market and built a platform for accelerated growth and profitability. In 2005, we are forecasting that PowerSecure will generate $23 million of revenues with $2 million of net income. Backlog has continued to grow at PowerSecure year over year. Moreover, an important part of its growth is that PowerSecure’s gross margins have increased from 21% in the initial year of operation in 2001 to 30% at the end of 2004. In addition, recurring revenues from our shared savings and monitoring projects have increased substantially over the past year and are becoming a meaningful contributor to PowerSecure’s financial results and projected growth.

To date, PowerSecure’s growth has been concentrated primarily in the Southeast United States with approximately 70 % of revenues having been generated in two states. Starting in 2005, we are now focused on seven additional states and our longer-term target is the entire Continental United States. We have been able to accomplish this notable growth by forming utility alliances to help us market our products and services. Most of our revenues during 2004 were attributed to three utility alliances. Starting in 2005, five new alliances have been established and substantial resources are being directed to the development of these alliances.

We feel that we have excellent market expansion opportunities with certain national accounts, especially large retailers. Several successful programs are now under way and we are continuing to focus our efforts on securing additional national accounts.

In addition to all of the above, we are now rapidly expanding our product offerings. Our switchgear products marketed under “NexGear®” offer high profit margin possibilities. We also offer professional services and monitoring.

Metretek Florida

During the year we sold our contract manufacturing business. This has allowed us to focus our attention on Metretek Florida’s more traditional operations, which include automatic meter reading equipment used by the energy utilities and, most importantly, on growth opportunities in the telemetry products industry. We are actively marketing our “InvisiConnect™” solution. InvisiConnect converts any remote data acquisition system to wireless Internet protocol (I.P.) transport via cellular public carriers. In the past, our markets have only included the gas and electric utilities. However, we are now marketing our InvisiConnect products not only to these markets, but also to several other vertical markets including traffic control, electronic signs and billboards, vending machines monitoring, as well as several others. We believe that entering into these new vertical markets should allow us to expand our business dramatically over the next several years.

Southern Flow

Southern Flow continues to be our most predictable and stable performer. With the accelerating prices of natural gas, Southern Flow’s results are growing at above historical rates. During the year, the founder and President of Southern Flow, Wood Breazeale, retired after 50 years of service. John Bernard, Wood’s successor, took over operations in late 2004 and is performing admirably, moving Southern Flow forward without missing a beat. We are expecting another excellent year at Southern Flow.

As we enter into 2005 and 2006, we have emerged as a company dedicated to the energy services and technology industry. We expect to take advantage of high growth opportunities both at PowerSecure and Metretek Florida, as well as to benefit from the continuing steady growth at Southern Flow. Our revenue guidance for 2005 is $41-42 million with earnings projected at 25¢ per basic share (19¢ per fully diluted share). This could not have been accomplished without the strong support of our shareholders, including our preferred shareholders, our lenders and, most of all, our 225 employees company-wide. The Company is now poised for growth.

With best regards,

W. Phillip Marcum
President and C.E.O.

2